EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Katie Strohacker, Senior Director, Investor Relations
(617) 796-8232
Hospitality Properties Trust Announces Second Quarter 2019 Results
Second Quarter Net Income of $0.05 Per Common Share
Second Quarter Normalized FFO of $1.03 Per Common Share
Announced Agreement to Acquire a Net Lease Portfolio of Service-Oriented Retail Properties for $2.4 Billion

Newton, MA (August 9, 2019). Hospitality Properties Trust (Nasdaq: HPT) today announced its financial results for the quarter and six months ended June 30, 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	($ in thousands, except per share and RevPAR data)

Net income	$8,782	$97,289	$234,569	$177,495
Net income per common share	$0.05	$0.59	$1.43	$1.08
Adjusted EBITDAre (1)	$218,972	$226,898	$414,873	$429,854
Normalized FFO (1)	$168,766	$176,193	$313,406	$331,061
Normalized FFO per common share (1)	$1.03	$1.07	$1.91	$2.02

Portfolio Performance
Comparable hotel RevPAR	$100.78	$102.91	$93.45	$95.84
Change in comparable hotel RevPAR	(2.1%)	—	(2.5%)	—
RevPAR (all hotels)	$101.86	$104.40	$94.73	$97.50
Change in RevPAR (all hotels)	(2.4%)	—	(2.8%)	—
Coverage of HPT’s minimum returns and rents for hotels	1.10x	1.23x	0.91x	1.03x
Coverage of HPT's minimum rents for travel centers	1.91x	1.90x	1.81x	1.82x

(1)
Additional information and reconciliations of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to certain non-GAAP measures including EBITDA, EBITDAre, Adjusted EBITDAre, FFO and Normalized FFO, for the three and six months ended June 30, 2019 and 2018 appear later in this press release.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

John Murray, President and Chief Executive Officer of HPT, made the following statement:
“In the second quarter, comparable RevPAR declined 2.1% compared to the prior year period due in part to occupancy decreases from fourteen hotels under renovation, nine of which were relatively higher contributing full service hotels that impacted our IHG, Sonesta and Radisson Hotel Group portfolios. For hotels not impacted by renovations, comparable RevPAR declined by 0.3%. HPT's 179 TA properties performed well during the three months ended June 30, 2019. Total fuel volumes increased 2.6% and total rent coverage remained strong at 1.91x.
In addition, as previously announced, HPT entered into a definitive agreement to acquire a high-quality net lease portfolio of 770 service-oriented retail properties for $2.4 billion in cash, subject to adjustments and other payments, that will provide HPT with increased scale, a more secure financial profile and greater diversity in tenant base, property type and geography. In July 2019, HPT raised $93.9 million, after underwriting fees and before other offering expenses, by selling its shares of The RMR Group Inc. and has commenced marketing certain assets as part of its planned dispositions in connection with this acquisition."
Results for the Three and Six Months Ended June 30, 2019 and Recent Activities:

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Net Income: Net income for the quarter ended June 30, 2019 was $8.8 million, or $0.05 per diluted common share, compared to net income of $97.3 million, or $0.59 per diluted common share, for the quarter ended June 30, 2018. Net income for the quarter ended June 30, 2019 includes $60.8 million, or $0.37 per diluted common share, of unrealized losses on equity securities. Net income for the quarter ended June 30, 2018 includes $20.9 million, or $0.13 per diluted common share, of net unrealized gains on equity securities. The weighted average number of diluted common shares outstanding was 164.3 million and 164.2 million for the quarters ended June 30, 2019 and 2018, respectively.

Net income for the six months ended June 30, 2019 was $234.6 million, or $1.43 per diluted common share, compared to net income of $177.5 million, or $1.08 per diluted common share, for the six months ended June 30, 2018. Net income for the six months ended June 30, 2019 includes a $159.5 million, or $0.97 per diluted common share, gain on sale of real estate and $39.8 million, or $0.24 per diluted common share, of net unrealized losses on equity securities. Net income for the six months ended June 30, 2018 includes $45.9 million, or $0.28 per diluted common share, of net unrealized gains on equity securities. The weighted average number of diluted common shares outstanding was 164.3 million and 164.2 million for the six months ended June 30, 2019 and 2018, respectively.
Adjusted EBITDAre: Adjusted EBITDAre for the quarter ended June 30, 2019 compared to the same period in 2018 decreased 3.5% to $219.0 million.
Adjusted EBITDAre for the six months ended June 30, 2019 compared to the same period in 2018 decreased 3.5% to $414.9 million.
Normalized FFO: Normalized FFO for the quarter ended June 30, 2019 were $168.8 million, or $1.03 per diluted common share, compared to Normalized FFO of $176.2 million, or $1.07 per diluted common share, for the quarter ended June 30, 2018.
Normalized FFO for the six months ended June 30, 2019 were $313.4 million, or $1.91 per diluted common share, compared to Normalized FFO of $331.1 million, or $2.02 per diluted common share, for the six months ended June 30, 2018.

Hotel RevPAR (comparable hotels): For the quarter ended June 30, 2019 compared to the same period in 2018 for HPT’s 322 comparable hotels: average daily rate, or ADR, decreased 1.2% to $130.37; occupancy decreased 0.7 percentage points to 77.3%; and revenue per available room, or RevPAR, decreased 2.1% to $100.78.
For the six months ended June 30, 2019 compared to the same period in 2018 for HPT’s 322 comparable hotels: ADR decreased 0.1% to $129.26; occupancy decreased 1.8 percentage points to 72.3%; and RevPAR decreased 2.5% to $93.45.
Hotel RevPAR (all hotels): For the quarter ended June 30, 2019 compared to the same period in 2018 for HPT’s 328 hotels that were owned as of June 30, 2019: ADR decreased 1.3% to $131.94; occupancy decreased 0.9 percentage points to 77.2%; and RevPAR decreased 2.4% to $101.86.
For the six months ended June 30, 2019 compared to the same period in 2018 for HPT’s 328 hotels that were owned as of June 30, 2019: ADR decreased 0.3% to $131.03; occupancy decreased 1.9 percentage points to 72.3%; and RevPAR decreased 2.8% to $94.73.
Coverage of Minimum Returns and Rents: For the quarter ended June 30, 2019, the aggregate coverage ratio of (x) total hotel revenues minus all hotel expenses and FF&E reserve escrows which are not subordinated to minimum returns or rents due to HPT to (y) HPT’s minimum returns or rents due from hotels decreased to 1.10x from 1.23x for the quarter ended June 30, 2018.
For the six months ended June 30, 2019, the aggregate coverage ratio of (x) total hotel revenues minus all hotel expenses and FF&E reserve escrows which are not subordinated to minimum returns or rents due to HPT to (y) HPT’s minimum returns or rents due from hotels decreased to 0.91x from 1.03x for the six months ended June 30, 2018.
For the quarter ended June 30, 2019, the aggregate coverage ratio of (x) total travel center revenues less travel center expenses to (y) HPT’s minimum rent due from leased travel centers, excluding payments of previously deferred rent, increased to 1.91x from 1.90x for the quarter ended June 30, 2018.
For the six months ended June 30, 2019, the aggregate coverage ratio of (x) total travel center revenues less travel center expenses to (y) HPT’s minimum rent due from leased travel centers, excluding payments of previously deferred rent, decreased to 1.81x from 1.82x for the six months ended June 30, 2018.
As of June 30, 2019, approximately 73% of HPT’s aggregate annual minimum returns and rents were secured by guarantees or security deposits from HPT’s managers and tenants pursuant to the terms of HPT’s operating agreements.

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Recent Acquisition and Investment Activities: As previously announced, in May 2019, HPT acquired the 198 room Crowne Plaza® hotel located in Milwaukee, WI for a purchase price of $30.0 million, excluding acquisition related costs. HPT added this hotel to its management agreement with InterContinental Hotels Group, plc (LON: IHG; NYSE: IHG (ADRs)), or IHG.

As previously announced, in June 2019, HPT entered into an agreement to acquire a net lease portfolio from Spirit MTA REIT (NYSE: SMTA) for $2.4 billion in cash, excluding transaction costs and subject to customary adjustments or prorations, or the SMTA Transaction. In addition to the $2.4 billion purchase price, HPT has agreed to pay the prepayment penalties to extinguish the existing mortgage debt on the portfolio, which penalties are estimated to be approximately $78.0 million. The portfolio consists of 770 service-oriented retail properties net leased to tenants in 22 different industries. To finance the transaction, HPT has secured commitments from lenders for an up to $2.0 billion unsecured term loan facility. HPT may use the proceeds from this term loan facility, borrowings under its existing revolving credit facility, proceeds from the sale of certain assets, proceeds from the issuance of new unsecured senior notes or other sources to finance this transaction. This transaction is subject to the approval by SMTA's shareholders and other customary conditions and is expected to close in the third quarter of 2019. HPT has commenced marketing certain assets as part of its previously announced plan to sell approximately $500.0 million of the assets it will acquire in the SMTA Transaction and approximately $300.0 million of other assets to reduce leverage following the SMTA Transaction.
As previously announced, in July 2019, HPT sold all 2,503,777 of its class A common shares of The RMR Group Inc., or RMR Inc., in an underwritten public offering at a price to the public of $40.00 per common share. HPT received $93.9 million in net proceeds after underwriting fees and before other offering expenses that it used to repay debt.
Tenants and Managers: As of June 30, 2019, HPT had eight operating agreements with six hotel operating companies for 328 hotels with 51,080 rooms, which represented 71% of HPT’s total annual minimum returns and rents, and five leases with TravelCenters of America Inc., or TA, for 179 travel centers, which represented 29% of HPT’s total annual minimum returns and rents.

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Marriott Agreements: As of June 30, 2019, 122 of HPT’s hotels were operated by subsidiaries of Marriott International, Inc. (Nasdaq: MAR), or Marriott, under three agreements. HPT’s Marriott No. 1 agreement includes 53 hotels, and provides for annual minimum return payments to HPT of $71.6 million as of June 30, 2019 (approximately $17.9 million per quarter). During the three months ended June 30, 2019, HPT realized returns under its Marriott No. 1 agreement of $21.4 million, of which $1.6 million represents HPT's share of hotel cash flows in excess of the minimum returns due to HPT for the period. Because there is no guarantee or security deposit for this agreement, the minimum returns HPT receives under this agreement are limited to available hotel cash flows after payment of hotel operating expenses and funding of a FF&E reserve. HPT’s Marriott No. 234 agreement includes 68 hotels and requires annual minimum returns to HPT of $109.0 million as of June 30, 2019 (approximately $27.3 million per quarter). During the three months ended June 30, 2019, HPT realized returns under its Marriott No. 234 agreement of $27.1 million. HPT’s Marriott No. 234 agreement is partially secured by a security deposit and a limited guaranty from Marriott; during the three months ended June 30, 2019, the available security deposit was replenished by $4.8 million from a share of hotel cash flows in excess of the minimum returns due to HPT during the period. As of June 30, 2019, the available security deposit from Marriott for the Marriott No. 234 agreement was $35.4 million and there was $30.7 million available under Marriott’s guaranty for up to 90% of the minimum returns due to HPT to cover future payment shortfalls if and after the available security deposit is depleted. HPT's Marriott No. 5 agreement includes one resort hotel in Kauai, HI which is leased to Marriott on a full recourse basis. The contractual rent due to HPT for this hotel for the three months ended June 30, 2019 of $2.6 million was paid to HPT.

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IHG Agreement: As of June 30, 2019, 102 of HPT’s hotels were operated by subsidiaries of IHG under one agreement requiring annual minimum returns and rents to HPT of $207.4 million as of June 30, 2019 (approximately $51.9 million per quarter). During the three months ended June 30, 2019, HPT realized returns and rents under its IHG agreement of $51.6 million. HPT's IHG agreement is partially secured by a security deposit. During the three months ended June 30, 2019, the available security deposit was replenished by $2.4 million from a share of hotel cash flows in excess of the minimum returns and rents due to HPT during the period. As of June 30, 2019, the available IHG security deposit which HPT held to pay future payment shortfalls was $88.1 million.

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Sonesta Agreement: As of June 30, 2019, 51 of HPT’s hotels were operated under a management agreement with Sonesta International Hotels Corporation, or Sonesta, requiring annual minimum returns of $129.0 million as of June 30, 2019 (approximately $32.3 million per quarter). During the three months ended June 30, 2019, HPT realized returns under its Sonesta agreement of $28.0 million. Because there is no guarantee or security deposit for this agreement, the minimum returns HPT receives under this agreement are limited to available hotel cash flows after payment of hotel operating expenses including management and related fees.

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Wyndham Agreement: As of June 30, 2019, 22 of HPT’s hotels were operated under a management agreement with subsidiaries of Wyndham Hotels & Resorts, Inc. (NYSE: WH), or Wyndham, requiring annual minimum returns of $28.0 million as of June 30, 2019 (approximately $7.0 million per quarter). The guaranty provided by Wyndham with respect to the management agreement was limited to $35.7 million and has been depleted since 2017. HPT's agreement with the Wyndham subsidiary provides that if the hotels' cash flows available after payment of hotel operating expenses are less than the minimum returns due to HPT and if the guaranty is depleted, to avoid default Wyndham is required to pay HPT the greater of the available hotel cash flows after payment of hotel operating expenses and 85% of the contractual minimum amount due. During the three months ended June 30, 2019, HPT realized returns under its Wyndham agreement of $6.0 million, which represents 85% of the minimum returns due for the period.

HPT currently expects to exit its relationship with Wyndham and to rebrand or sell its 22 hotels currently managed by Wyndham.
HPT leases 48 vacation units in one of the hotels to a subsidiary of Wyndham Destinations, Inc. (NYSE: WYND), or Destinations, which requires annual minimum rent of $1.5 million (approximately $0.4 million per quarter). The guaranty provided by Destinations with respect to the lease is unlimited. The contractual rent due to HPT under the lease for Destinations' 48 vacation units during the three months ended June 30, 2019 was paid to HPT.

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Hyatt Agreement: As of June 30, 2019, 22 of HPT’s hotels were operated under a management agreement with a subsidiary of Hyatt Hotels Corporation (NYSE: H), or Hyatt, requiring annual minimum returns of $22.0 million as of June 30, 2019 (approximately $5.5 million per quarter). During the three months ended June 30, 2019, HPT realized returns under its Hyatt agreement of $5.5 million. HPT’s Hyatt agreement is partially secured by a limited guaranty from Hyatt. During the three months ended June 30, 2019, the available guaranty was replenished by $1.1 million from a share of hotel cash flows in excess of the minimum returns due to HPT during the period. As of June 30, 2019, there was $22.6 million available under Hyatt's guaranty.

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Radisson Agreement: As of June 30, 2019, nine of HPT’s hotels were operated under a management agreement with a subsidiary of Radisson Hospitality, Inc., or Radisson, requiring annual minimum returns of $20.3 million as of June 30, 2019 (approximately $5.1 million per quarter). During the three months ended June 30, 2019, HPT realized returns under its Radisson agreement of $5.0 million. HPT’s Radisson agreement is partially secured by a limited guaranty from Radisson. During the three months ended June 30, 2019, the available guaranty was replenished by $0.6 million from a share of hotel cash flows in excess of the minimum returns due to HPT during the period. As of June 30, 2019, there was $40.6 million available under Radisson's guaranty.

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Travel Center Agreements: As of June 30, 2019, HPT’s 179 travel centers located along the U.S. Interstate Highway system were leased to TA under five lease agreements, which require aggregate annual minimum rents of $246.1 million (approximately $61.5 million per quarter). In addition, HPT received the first of 16 quarterly installments of $4.4 million of previously deferred rents under the terms of the TA leases. As of June 30, 2019, all payments due to HPT from TA under these leases were current.

Conference Call:
At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, John Murray, Chief Financial Officer and Treasurer, Brian Donley, and Vice President, Todd Hargreaves, will host a conference call to discuss HPT's second quarter 2019 financial results. The conference call telephone number is (877) 329-3720. Participants calling from outside the United

States and Canada should dial (412) 317-5434. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Friday, August 16, 2019. To access the replay, dial (412) 317-0088. The replay pass code is 10132777.
A live audio webcast of the conference call will also be available in a listen-only mode on HPT’s website, www.hptreit.com. Participants wanting to access the webcast should visit HPT’s website about five minutes before the call. The archived webcast will be available for replay on HPT’s website for about one week after the call. The transcription, recording and retransmission in any way of HPT’s second quarter conference call is strictly prohibited without the prior written consent of HPT.
Supplemental Data:
A copy of HPT’s Second Quarter 2019 Supplemental Operating and Financial Data is available for download at HPT’s website, www.hptreit.com. HPT’s website is not incorporated as part of this press release.
Hospitality Properties Trust is a real estate investment trust, or REIT, which owns a diverse portfolio of hotels and travel centers located in 45 states, the District of Columbia, Puerto Rico and Canada. HPT’s properties are operated under long term management or lease agreements. HPT is managed by the operating subsidiary of RMR Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.
Non-GAAP Financial Measures:
HPT presents certain “non-GAAP financial measures” within the meaning of applicable Securities and Exchange Commission, or SEC, rules, including EBITDA, EBITDAre, Adjusted EBITDAre, FFO and Normalized FFO. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of HPT’s operating performance or as measures of HPT’s liquidity. These measures should be considered in conjunction with net income as presented in HPT’s condensed consolidated statements of income. HPT considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income. HPT believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of HPT’s operating performance between periods and with other REITs.
Please see the pages attached hereto for a more detailed statement of HPT’s operating results and financial condition and for an explanation of HPT’s calculation of FFO and Normalized FFO, EBITDA, EBITDAre and Adjusted EBITDAre and a reconciliation of those amounts to amounts determined in accordance with GAAP.
Comparable Hotels Data:
HPT presents RevPAR, ADR and occupancy for the periods presented on a comparable basis to facilitate comparisons between periods. HPT generally defines comparable hotels as those that were owned by it and were open and operating for the entire periods being compared. For each of the three and six months ended June 30, 2019 and 2018, HPT excluded six hotels from its comparable results. Five of these hotels were not owned for the entire periods and one was closed for a major renovation during part of the periods presented.

HOSPITALITY PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Hotel operating revenues (1)	$541,668	$529,599	$997,053	$974,875
Rental income (2)	67,764	81,018	135,915	163,011
FF&E reserve income (3)	1,130	1,334	2,502	2,698
Total revenues	610,562	611,951	1,135,470	1,140,584

Expenses:
Hotel operating expenses (1)	381,703	374,081	700,828	689,063
Depreciation and amortization	99,196	99,684	198,561	199,301
General and administrative (4)	12,207	13,121	24,442	24,855
Total expenses	493,106	486,886	923,831	913,219

Gain on sale of real estate (5)	—	—	159,535	—
Dividend income	876	626	1,752	1,252
Unrealized gains and (losses) on equity securities, net (6)	(60,788)	20,940	(39,811)	45,895
Interest income	449	323	1,086	615
Interest expense (including amortization of debt issuance costs and debt discounts and premiums of $2,570, $2,559, $5,140 and $5,037, respectively)	(49,601)	(48,741)	(99,367)	(96,281)
Loss on early extinguishment of debt (7)	—	(160)	—	(160)
Income before income taxes and equity in earnings of an investee	8,392	98,053	234,834	178,686
Income tax benefit (expense)	260	(771)	(799)	(1,242)
Equity in earnings of an investee	130	7	534	51
Net income	$8,782	$97,289	$234,569	$177,495

Weighted average common shares outstanding (basic)	164,284	164,205	164,281	164,202
Weighted average common shares outstanding (diluted)	164,326	164,243	164,324	164,226

Net income per common share (basic and diluted)	$0.05	$0.59	$1.43	$1.08
See Notes on pages 9 and 10

HOSPITALITY PROPERTIES TRUST
RECONCILIATIONS OF FUNDS FROM OPERATIONS,
NORMALIZED FUNDS FROM OPERATIONS, EBITDA, EBITDAre AND ADJUSTED EBITDAre
(amounts in thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Calculation of FFO and Normalized FFO: (8)
Net income	$8,782	$97,289	$234,569	$177,495
Add (Less): Depreciation and amortization	99,196	99,684	198,561	199,301
Gain on sale of real estate (5)	—	—	(159,535)	—
Unrealized (gains) and losses on equity securities, net (6)	60,788	(20,940)	39,811	(45,895)
FFO	168,766	176,033	313,406	330,901
Add: Loss on early extinguishment of debt (7)	—	160	—	160
Normalized FFO	$168,766	$176,193	$313,406	$331,061

Weighted average common shares outstanding (basic)	164,284	164,205	164,281	164,202
Weighted average common shares outstanding (diluted)	164,326	164,243	164,324	164,226

Basic and diluted per common share amounts:
FFO and Normalized FFO	$1.03	$1.07	$1.91	$2.02
Distributions declared per share	$0.54	$0.53	$1.07	$1.05

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Calculation of EBITDA, EBITDAre and Adjusted EBITDAre: (9)
Net income	$8,782	$97,289	$234,569	$177,495
Add (Less): Interest expense	49,601	48,741	99,367	96,281
Income tax benefit (expense)	(260)	771	799	1,242
Depreciation and amortization	99,196	99,684	198,561	199,301
EBITDA	157,319	246,485	533,296	474,319
Less: Gain on sale of real estate (5)	—	—	(159,535)	—
EBITDAre	157,319	246,485	373,761	474,319
Add (Less): General and administrative expense paid in common shares (10)	865	1,193	1,301	1,270
Loss on early extinguishment of debt (7)	—	160	—	160
Unrealized (gains) and losses on equity securities, net (6)	60,788	(20,940)	39,811	(45,895)
Adjusted EBITDAre	$218,972	$226,898	$414,873	$429,854
See Notes on pages 9 and 10

(1)
As of June 30, 2019, HPT owned 328 hotels; 326 of these hotels were managed by hotel operating companies and two hotels were leased to hotel operating companies. As of June 30, 2019, HPT also owned 179 travel centers; all 179 of these travel centers were leased to TA under five lease agreements. HPT’s condensed consolidated statements of income include hotel operating revenues and expenses of managed hotels and rental income from its leased hotels and travel centers. Certain of HPT's managed hotels had net operating results that were, in the aggregate, $4,853 and $1,434 less than the minimum returns due to HPT for the three months ended June 30, 2019 and 2018, respectively, and $37,085 and $22,113 less than the minimum returns due to HPT for the six months ended June 30, 2019 and 2018, respectively. When managers of these hotels are required to fund the shortfalls under the terms of HPT’s management agreements or their guarantees, HPT reflects such fundings (including security deposit applications) in its condensed consolidated statements of income as a reduction of hotel operating expenses. There was no reduction of hotel operating expenses for the three months ended June 30, 2019 or 2018 and there were reductions of $16,679 and $3,278 for the six months ended June 30, 2019 and 2018, respectively. When HPT reduces the amounts of the security deposit it holds for any of its operating agreements for payment deficiencies, it does not result in additional cash flows to HPT of the deficiency amounts, but reduces the refunds due to the respective tenants or managers who have provided HPT with these deposits upon expiration of the applicable operating agreement. The security deposits are non-interest bearing and are not held in escrow. HPT had shortfalls at certain of its managed hotel portfolios not funded by the managers of these hotels under the terms of its management agreements of $5,090 and $2,284 for the three months ended June 30, 2019 and 2018, respectively, and $23,797 and $18,835 for the six months ended June 30, 2019 and 2018, respectively, which represent the unguaranteed portions of HPT's minimum returns from its Sonesta and Wyndham agreements. Certain of HPT’s managed hotel portfolios had net operating results that were, in the aggregate, $21,102 and $32,512 more than the minimum returns due to HPT for the three months ended June 30, 2019 and 2018, respectively, and $10,494 and $26,879 more than the minimum returns due to HPT for the six months ended June 30, 2019 and 2018, respectively. Certain of HPT's guarantees and its security deposits may be replenished by a share of future cash flows from the applicable hotel operations in excess of the minimum returns due to HPT pursuant to the terms of the applicable agreements. When HPT's guarantees and security deposits are replenished by cash flows from hotel operations, HPT reflects such replenishments in its condensed consolidated statements of income as an increase to hotel operating expenses. HPT had $9,208 and $16,593 of guaranty and security deposit replenishments for the three months ended June 30, 2019 and 2018, respectively, and $3,422 and $10,295 of guaranty and security deposit replenishments for the six months ended June 30, 2019 and 2018, respectively.

(2)
HPT reduced rental income by $3,190 and $4,322 in the three and six months ended June 30, 2019, respectively, and increased rental income by $3,144 and $6,223 for the three and six months ended June 30, 2018, respectively, to record scheduled rent changes under certain of HPT’s leases, the deferred rent obligations under HPT’s travel center leases and the estimated future payments to HPT under its travel center leases for the cost of removing underground storage tanks on a straight line basis.

(3)
Various percentages of total sales at certain of HPT’s hotels are escrowed as reserves for future renovations or refurbishment, or FF&E reserve escrows. HPT owns all the FF&E reserve escrows for its hotels. HPT reports deposits by its tenants into the escrow accounts under its hotel leases as FF&E reserve income. HPT does not report the amounts which are escrowed as FF&E reserves for its managed hotels as FF&E reserve income.

(4)
Incentive fees under HPT’s business management agreement with The RMR Group LLC are payable after the end of each calendar year, are calculated based on common share total return, as defined, and are included in general and administrative expense in HPT’s condensed consolidated statements of income. In calculating net income in accordance with GAAP, HPT recognizes estimated business management incentive fee expense, if any, in the first, second and third quarters. Although HPT recognizes this expense, if any, in the first, second and third quarters for purposes of calculating net income, HPT does not include these amounts in the calculation of Normalized FFO or Adjusted EBITDAre until the fourth quarter, which is when the business management incentive fee expense amount for the year, if any, is determined. No estimated business management incentive fee expense was recorded for the three and six months ended June 30, 2019 or 2018.

(5)	HPT recorded a $159,535 gain on sale of real estate during the three months ended March 31, 2019 in connection with the sales of 20 travel centers.

(6)
Unrealized gains and (losses) on equity securities, net represent the adjustment required to adjust the carrying value of HPT's investments in RMR Inc. and TA common shares to their fair value as of June 30, 2019 and 2018.

(7)	HPT recorded a loss of $160 on early extinguishment of debt in the three months ended June 30, 2018 in connection with amending its revolving credit facility and term loan.

(8)
HPT calculates funds from operations, or FFO, and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income, calculated in accordance with GAAP, excluding any gain or loss on sale of properties and loss on impairment of real estate assets, if any, plus real estate depreciation and amortization, less any unrealized gains and losses on equity securities, as well as certain other adjustments currently not applicable to HPT. In calculating Normalized FFO, HPT adjusts for the item shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of HPT’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by HPT’s Board of Trustees when determining the amount of distributions to its shareholders. Other factors include, but are not limited to, requirements to maintain HPT’s qualification for taxation as a REIT, limitations in its credit agreement and public debt covenants, the availability to HPT of debt and equity capital, HPT's distribution rate as a percentage of the trading price of its common shares, or dividend yield, and the dividend yield of other REITs, HPT’s expectation of its future capital requirements and operating performance, and HPT’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than HPT does.

(9)
HPT calculates earnings before interest, taxes, depreciation and amortization, or EBITDA, EBITDA for real estate, or EBITDAre, and Adjusted EBITDAre as shown above. EBITDAre is calculated on the basis defined by Nareit which is EBITDA, excluding gains and losses on the sale of real estate, loss on impairment of real estate assets, if any, as well as certain other adjustments currently not applicable to HPT. In calculating Adjusted EBITDAre, HPT adjusts for the items shown above and includes business management incentive fees only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of HPT’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. Other real estate companies and REITs may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently than HPT does.

(10)	Amounts represent the equity compensation for HPT’s trustees, its officers and certain other employees of HPT’s manager.

HOSPITALITY PROPERTIES TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Real estate properties:
Land	$1,674,653	$1,626,239
Buildings, improvements and equipment	8,002,833	7,896,734
Total real estate properties, gross	9,677,486	9,522,973
Accumulated depreciation	(3,026,473)	(2,973,384)
Total real estate properties, net	6,651,013	6,549,589
Cash and cash equivalents	15,688	25,966
Restricted cash	37,792	50,037
Due from related persons	75,939	91,212
Other assets, net	397,314	460,275
Total assets	$7,177,746	$7,177,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$90,000	$177,000
Unsecured term loan, net	397,591	397,292
Senior unsecured notes, net	3,602,333	3,598,295
Security deposits	123,637	132,816
Accounts payable and other liabilities	298,625	211,332
Due to related persons	8,118	62,913
Total liabilities	4,520,304	4,579,648

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized; 164,454,537 and 164,441,709 shares issued and outstanding, respectively	1,645	1,644
Additional paid in capital	4,546,737	4,545,481
Cumulative other comprehensive loss	(129)	(266)
Cumulative net income available for common shareholders	3,466,464	3,231,895
Cumulative common distributions	(5,357,275)	(5,181,323)
Total shareholders’ equity	2,657,442	2,597,431
Total liabilities and shareholders’ equity	$7,177,746	$7,177,079

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever HPT uses words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", "will", "may" and negatives or derivatives of these or similar expressions, HPT is making forward-looking statements. These forward-looking statements are based upon HPT's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by HPT's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond HPT's control. For example:

•
Mr. Murray indicates in this press release that comparable hotels not impacted by renovations during the second quarter had lower RevPAR declines than comparable hotels under renovation. Mr. Murray also states in this press release that total fuel volumes at HPT's TA properties increased during the second quarter of 2019 compared with the prior year period and that coverage of HPT's minimum rents for HPT's TA leases was 1.91 times for the three months ended June 30, 2019. These statements may imply that HPT's comparable hotels that were impacted by renovation activities will experience improved RevPAR performance once those hotels are no longer impacted by those matters similar to or better than the RevPAR experienced by HPT's other hotels. In addition, these statements may imply that TA properties' total fuel volumes will continue to improve or that coverage of minimum rents under the TA leases will remain at similar or higher levels. In fact, those comparable hotels, excluding the impact of renovations, may not realize similar RevPAR performance. Further, TA's fuel volumes at HPT's TA properties may not continue to improve and they could decline or operating results at HPT's TA properties may decline and coverage of minimum rents at HPT's TA properties may decline in future periods.

•
HPT has agreed to acquire a net lease portfolio from SMTA and expects the SMTA Transaction to close in the third quarter of 2019. The closing of the SMTA Transaction is subject to conditions, including approval of SMTA's shareholders. HPT cannot be sure that these conditions will be satisfied. Accordingly, the SMTA Transaction may not close during the third quarter of 2019 or at all, or the terms of the SMTA Transaction may change.

•
Mr. Murray states various benefits HPT expects to realize from the SMTA Transaction, if it is completed, including increased scale, a more secure financial profile and greater diversity in tenant base, property type and geography. However, HPT may not realize these benefits from the SMTA Transaction, if it is completed, at the levels it expects or at all. Further, integration and acquisitions of large portfolios and businesses and entering into new areas of business entail significant risks, including, among others, execution and operation risks. HPT may incur losses and its financial position may worsen if the SMTA Transaction is completed and HPT does not successfully integrate and operate the acquired assets.

•
HPT expects to refinance the term loan it plans to obtain in connection with the SMTA Transaction with a combination of unsecured senior notes, borrowings under its existing credit facility, the sale of assets following closing of the SMTA Transaction or other sources. HPT may not be able to raise a sufficient amount of debt or at attractive prices, or at all, or sell the assets it may seek to sell and at acceptable prices, and HPT’s leverage and interest costs may increase above amounts it currently expects.

•
The commitment for the $2.0 billion unsecured term loan facility that HPT has received is subject to conditions. If those conditions are not satisfied, the lenders may elect not to fund some or all of this commitment, which may impact HPT’s ability to complete the SMTA Transaction or increase its costs as a result of obtaining any alternative financing.

•
HPT estimates the prepayment penalties to extinguish SMTA's mortgage debt to be approximately $78.0 million. This estimate is based on interest rate and other assumptions. The actual amount of these prepayment penalties may be more or less than this estimate.

•
As of June 30, 2019, approximately 73% of HPT's aggregate annual minimum returns and rents were secured by guarantees or security deposits from HPT's managers and tenants. This may imply that these minimum returns and rents will be paid. In fact, certain of these guarantees and security deposits are limited in amount and duration and all the guarantees are subject to the guarantors' abilities and willingness to pay. HPT cannot be sure of the future financial performance of HPT's properties and whether such performance will cover HPT's minimum returns and rents, whether the guarantees or security deposits will be adequate to cover future shortfalls in the minimum returns or rents due to HPT which they guarantee or secure, or regarding HPT's managers', tenants' or guarantors' future actions if and when the guarantees and security deposits expire or are depleted or their abilities or willingness to pay minimum returns and rents owed to HPT. Moreover, the security deposits HPT holds are not segregated from HPT's other assets and, although the application of security deposits to cover payments shortfalls will result in HPT recording income, it will not result in HPT receiving additional cash. The balance of HPT's annual minimum returns and rents as of June 30, 2019 was not secured by guarantees or security deposits.

•
HPT has no guarantees or security deposits for the minimum returns due to HPT from HPT's Marriott No. 1 or Sonesta agreements and the guaranty from Wyndham has been depleted. Accordingly, HPT may receive amounts that are less than the contractual minimum returns stated in these agreements. If cash flows from HPT's Wyndham managed hotels continue to be less than minimum returns, HPT can provide no assurance as to whether Wyndham will continue to pay at least the greater of available hotel cash flows after payment of hotel operating expenses and 85% of the minimum returns due to HPT or if Wyndham will default on its payments.

•
HPT currently expects to exit its relationship with Wyndham and to rebrand or sell its 22 hotels currently managed by Wyndham. There can be no assurance that HPT will exit this relationship or that rebranding any of these hotels will result in improved performance. In fact, rebranding hotels likely will result in short term disruption to operations of these hotels. In addition, HPT cannot be sure it will be able to sell any of these hotels and any sales it may complete may be at prices less than HPT expects and less than net book value. HPT may incur losses in connection with any sales of these hotels or as a result of any plan to sell these hotels.

The information contained in HPT's filings with the SEC, including under the caption "Risk Factors" in HPT's periodic reports, or incorporated therein, identifies other important factors that could cause differences from HPT's forward-looking statements. HPT's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, HPT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
(end)